Exhibit 99.1

Event ID:   1794866

Culture:   en-US

Event Name: Q1 2008 Shuffle Master, Inc. Earnings Conference Call

Event Date: 2008-03-17T21:00:00 UTC

******************************************************

Notes:

Converted From Text Transcript

Event ID:   1794866

Culture:   en-US

Event Name: Q1 2008 Shuffle Master, Inc. Earnings Conference Call

Event Date: 2008-03-17T21:00:00 UTC

P: Operator;;

C: Jerry Smith;Shuffle Master, Inc.;SVP, General Counsel

C: Mark Yoseloff;Shuffle Master, Inc.;Chairman of the Board, CEO

C: Coreen Sawdon;Shuffle Master, Inc.;SVP, CAO, Acting SFO

P: Carlo Santarelli;Bear Stearns;Analyst

P: Ryan Worst;Brean, Murray, Carret & Co.;Analyst

C: Paul Meyer;Shuffle Master, Inc.;President, COO

P: Steve Wieczynski;Stifel Nicolaus;Analyst

P: Todd Eilers;Roth Capital Partners;Analyst

P: Ralph Schackart;William Blair;Analyst

******************************************************

P: Operator;;

C: Jerry Smith;Shuffle Master, Inc.;SVP, General Counsel

C: Mark Yoseloff;Shuffle Master, Inc.;Chairman of the Board, CEO

C: Coreen Sawdon;Shuffle Master, Inc.;SVP, CAO, Acting SFO

P: Carlo Santarelli;Bear Stearns;Analyst

P: Ryan Worst;Brean, Murray, Carret & Co.;Analyst

C: Paul Meyer;Shuffle Master, Inc.;President, COO

P: Steve Wieczynski;Stifel Nicolaus;Analyst

P: Todd Eilers;Roth Capital Partners;Analyst

P: Ralph Schackart;William Blair;Analyst

+++ presentation

Operator: Greetings, and welcome to the Shuffle Master Incorporate first quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Jerry Smith, Senior Vice President and General Counsel. Thank you, Mr. Smith, you may begin.

Jerry Smith: Thank you. Good afternoon, and thank you, all, for joining us today for our first quarter 2008 earnings call. I am Jerry Smith, Senior Vice President and General Counsel of Shuffle Master. With me today are Mark Yoseloff, Chairman of the Board and Chief Executive Officer of Shuffle Master; Paul Meyer, President and Chief Operating Officer and Coreen Sawdon, Senior Vice President, Chief Accounting Officer and acting Chief Financial Officer. Today’s conference call is being simultaneously webcast through our website www.shufflemaster.com and will also be archived for the next 30 days.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures, such as adjusted EBITDA, which represent a non-GAAP financial measure. The importance of this measure to investors, as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent 10-Q, which will be filed today, as well as in our prior public filings and in today’s press release, which was issued shortly before this conference call, announcing our first quarter 2008 results. Now I’ll turn the call over to our CEO, Mark Yoseloff.

Mark Yoseloff: Thanks, Jerry.

Before I get started, I would like to comment briefly on our recent announcement regarding Coreen Sawdon. Effective March 1, 2008, Coreen was appointed as acting Chief Financial Officer, replacing Paul Meyer in that role. Paul will continue as the company’s President and Chief Operating Officer. Over the last 2.5 years, Coreen has excelled in all aspects of her job as Senior Vice President and Chief Accounting Officer, and will retain these responsibilities in addition to her interim role. With her extensive accounting and finance background, we’re confident that Coreen has the necessary skills to lead our finance and accounting team. At the same time, we have initiated a search for a permanent CFO, and hope to complete this task in a reasonably short time. If this effort, we will consider both internal and external candidates, taking into account experience in all aspects of the role. Both particular emphasis on enterprise-wide financial controls and strategies befitting our sort of growth company.

Turning to the quarter, let me address the bad news first. For the quarter, we reported a loss of $1.8 million or $0.05 per share. There are several factors that led to this result, which Coreen will outline for you in more detail. However, the bottom line is that a loss is never good, and we anticipate that our second quarter and the full year will be profitable. I will address this more specifically later in my remarks. That said, I would like to look at a few specifics in the quarter related to our continued focus on pursuing our strategic initiatives rolled out in fiscal year 2007.

First quarter of fiscal 2008 marks the completion of our first full year of moving back to a greater emphasis on leasing versus selling, particularly in North America. We have continued in the quarter to make excellent progress in that regard. Looking at each major segment, other than our slot machine business in Asia-Pac, we have established new records for both leased units and recurring revenue in all segments. Specifically looking at year-over-year increase in recurring revenue, which includes leases and service, utility products grew from $7.2 million to $8.4 million, a 16% increase. Proprietary table games grew from $5.8 million to $8.1 million, a 39% increase. And electronic table game systems grew from $1.2 million to $2.1 million, a 70% increase. This results in overall recurrent revenue growth from $14.3 million to $18.6 million, a 30% increase.

During our last conference call, I remarked that increases in recurring revenue was still not completely offset reduced sales in fiscal 2008. However, management believes that if we continue to grow recurring revenue in fiscal 2008 as we did in fiscal 2007, then by fiscal 2009, we should have substantially, if not completely, overcome this reduction. Our first quarter does reflect reduced earnings, resulting in part from reductions in sale revenue. However, given the continued success in rebuilding our recurring revenue base, this will lead to continuing improvements in operating results throughout this fiscal year, and continue to prepare us for a substantially better fiscal 2009. Now let me turn the call over to Coreen to review the quarterly results in more detail.

Coreen Sawdon: Thank you, Mark. And good afternoon to everyone.

To summarize our first quarter results, revenue increased slightly by just over 1% to $38 million from the prior-year period, and decreased 27% from the prior sequential quarter, despite strong underlying recurring revenue growth, which was a record in all segments except for electronic gaming machines. Adjusted EBITDA and GAAP earnings per share from continuing operations totaled $6 million and a loss of $0.05, respectively. Typically, GAAP EPS from continuing operations is lowest in our first fiscal quarter as customer’s purchasing trends tend to increase in our subsequent quarters. Operating expenses were up approximately 24% from the prior-year period, and increased 3% from the quarter ended October 31, 2007. Operating expenses were adversely affected by an employee severance payment and legal costs that resulted in a total impact of $1.2 million, net of tax, or a loss of $0.04 per share. Also putting pressure on operating expenses compared to the prior sequential period was the impact of our two trade shows, G2E in Las Vegas and ICE in London which occur annually, but due to timing were both expensed in the first quarter. As mentioned, revenues increased modestly from the prior-year period. Total recurring revenues, however, increased 30% from the prior year period and 8% from the prior sequential quarter including increases for all product segments except the electronic gaming machines. Now I’ll move in to a product recap.

As compared to the prior-year quarter, utility product total revenue declined slightly over 1%. This decrease in total revenue for this segment was a result of a 27% decline in sale revenue from the prior-year period due to our de-emphasis on selling partially offset by a 16% increase in recurring revenue to $8.4 million. Total Shuffler install base is now approximately 25,900 units an over 3,000 unit increase from the prior-year period. For proprietary table games, the ship to leasing continued with year-over-year recurring games in many of our premium titles as well as Side Bet. Total revenues in the proprietary table games segment improved compared to the prior-year period by $700,000 or 9% and 10% from the prior sequential quarter. Proprietary table game lease revenue reached a record $8.1 million increasing 39% from the prior-year quarter. As anticipated, sales revenue declined by 67% due to our shift towards leasing.

Moving to the electronic table systems, revenues increased marginally from the prior-year period to $5.5 million. However, we saw sales revenue decrease in several of our game categories by as much as 40%, although leasing, again, was strong. In fact, we saw lease revenue for Table Master jump 100% year-over-year and Vegas Star increased by more than 160% in the same period, indicating significant future growth potential in our E-tables. Further contributing to the performance in this segment was the fact that the average lease price for Vegas Star and Rapid increased 14% from the prior sequential quarter. Despite relatively flat total revenue, the mix of recurring revenue versus sale revenue in the first quarter ’08 showed great improvement over the prior-year period with recurring revenue accounting for 49% of total revenue, compared to 38% in the prior period. These numbers served to highlight one of the key take aways of today’s call, positive results in recurring revenue, which aligns with the first of our five major strategic initiatives and gives us continued confidence for future trends.

On the margin side, our gross margin of 58% represented a 5% decrease compared to the prior-year quarter, and a 3% increase compared to the prior sequential quarter. Gross margins were impacted by several factors. These include the fact that our leases in royalty margins were lower due to a shift in product mix and the timing of lease installations, as well as introductory pricing. Additionally, these margins were negatively impacted by up-front installation charges for newly placed E-tables that are either on month-to-month operating leases or participation arrangements. Gross margin was impacted by the fact that the cost of certain acquired intellectual property was amortized over a lower revenue base. Finally, one of the biggest impacts to margin is the weakening U.S. dollar. A number of our products are manufactured in Europe and Australia and paid for in local currency, although they are often sold in U.S. dollars. Operating expenses increased 24% or $4.5 million year-over-year to $23 million and were up 3% on a sequential basis. This increase in operating expenses is consistent with our comments during our year-end conference call. As we have said in the past, in order to assure future growth, we have had to make investments in infrastructure and R&D. Many of the infrastructure improvements are now complete and should not require much additional expense. The quarter was also impacted by an unanticipated employee severance expense of approximately $600,000 and legal expenses which collectively had a $1.2 million impact net of tax, or $0.04 per share. Additionally, the first quarter was burdened by approximately $715,000 or over $0.01 related to two major trade shows, G2E and ICE. We think it’s important to provide an update on our 150 million convertible notes. The note is putable in April 2009, and we anticipate that the put may be exercised at that time. We are currently exploring several options for refinancing of this debt and are comfortable communicating that a secondary offering is not currently being considered as a refinancing alternative. Strong cash flow allowed for solid reduction in debt for the first quarter. We reduced net debt by $5 million from the prior sequential quarter and $900,000 from the prior-year period to $225.7 million. Moving on to the balance sheet, we anticipate that by April 30, 2008, the convertible debt will probably transfer to current liabilities.

Cash and cash equivalents increased to $10.4 million from $3 million in the first quarter 2007 due to strong accounts receivable collections, more restrictions on providing extended payment terms and reductions in inventory levels. Moving forward, we will remain aggressive in this area. Note that our working capital requirements have increased due to our emphasis on leasing as well as the capital required to fund our E-tables and electronic gaming machine. That said, we are looking for ways to get more efficient and think we can improve inventory turns over time. Lastly, CapEx for the quarter was $4.8 million, split 91% between growth and 9% on maintenance. With that, I would like to turn the call over to Mark for wrap-up and closing remarks.

Mark Yoseloff: Thanks, Coreen.

As I have done on recent calls, I would like to review our progress in regard to our five strategic initiatives. First, I’ll touch on the renewed emphasis of leasing versus selling.

Total recurring revenue increase over the prior sequential quarter and prior-year period by 8% and 30%, respectively. Recurring revenue, which includes leases and service, increased in all product segments, excluding EGMs as compared to the previous quarter and prior-year period. The re-emphasis has not yet fully offset the reduction in sales revenue, but we continue to believe that it will during fiscal 2009. With CapEx being a prime concern due to uncertain economic conditions, many casino operators are more receptive to our lease model. This, coupled with competitive pricing on leases, gives us confidence for continued growth in recurring revenues for 2008 and beyond.

Our second strategic initiative is continued development of relevant technology. Our new iDeal Shuffler, for example, demonstrates our unmatched innovation and commitment to introduce and launch cutting-edge gaming products. As another example, I am pleased to announce that we have recently booked the largest E-table order in the company’s history. This order, from a leading club operator in Australia, is for 500 E-table seats, based on product performance, with a total value of over $12 million. Deliveries have begun this month, and thus far, the performance of the units has been excellent. Accompanying this order is an order for 100 EGMs, bringing the total value of the order to over $14 million.

Finally, in regard to the development of relevant technology, we have begun under confidentiality agreements, demonstrations for leading casino operators of our newest product. This product, which we anticipate unveiling publicly later this year, is the logical expansion of our current suite of table-game related technology products. It bridges several of our product segments, and based on initial reactions, may be our most important introduction in the last few years.

Third, we focused on increasing revenue from existing assets by upgrading or adding new value elements. We have recognized the opportunity to create additional revenue through new features enhancements and are committed to rolling out these additions where appropriate. During our last call, I discussed adding new wagers, particularly progressive side wagers to existing table games in the field. At that time, we had installed our pending installations for about 135 additions. Today we have installed progressive and bad beat side wagers on 140 of our tables, have pending installs for 25 tables and will likely exceed 200 tables by the end of Q2. Forth, I’ll reiterate what we said last quarter with regard to value engineering and our cost-reduction strategy.

These programs should start to positively impact gross profit starting in late fiscal 2008. In particular, engineering changes to our Shuffler designs should result in manufacturing cost savings of 10% to 15% in this product line with no impact on performance or reliability. Lastly, we continue to thoroughly explore opportunities where we can monetize non-core assets. Finally, I’ll address our financial outlook for the balance of this fiscal year. We believe that our financial results for Q1 convey some positive trends despite being our historically weakest quarter. During Q4’s conference call, we acknowledged that there would be some time required before the increase in recurring revenue overcame reductions in sale revenue. Also, as discussed then, we expect some normal sequential pressure on expenses as a result of our expanding product line as well as the impact of continued growth and infrastructure.

All of that being said, we do expect fiscal 2008 results to be an improvement over our 2007 results. In particular, notwithstanding the fact that product sales will be de-emphasized in favor of product leases, we still expect revenue for the year to exceed our fiscal 2007 revenue. Given the generally better margins associated with recurring versus sale revenue, we also anticipate that adjusted EBITDA and EBT will show marked improvement over fiscal 2007. With that, I’ll now turn the call over to our operator for Q&A.

+++ q-and-a

Operator: Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Carlo Santarelli with Bear Stearns. Please proceed with your question.

Carlo Santarelli: Hey, Mark, thanks, guys. I was just wondering if you quantify a little bit more, could maybe talk a little bit more in detail in terms of what the U.S. dollar, the foreign currency translation did in terms of the margins and maybe what they would have been in a different environment?

Mark Yoseloff: Well, we — I think we can quantify that, and I won’t go in to a lot of detail, only because you need to do a product-by-product analysis, but I’ll give you an example, and I think it is a good example of what we have seen. We manufacture our one2six continuous shuffler in Europe. And the — the price increase in U.S. dollars, with no price increase in Euros, the cost increase in U.S. dollars in the last year has been almost $700 a unit on a base cost of $2,500 to $3,000, and so we’re talking about a substantial increase in the U.S. dollar cost. Now, many of those shufflers end up either in the U.S. or in Macau. And in both cases, they are either sold or leased in U.S. dollars. The only ray of good news in all of this is that in this case, we have gone back to our primary vendor in Europe, and have gotten a Euro cost reduction, which will mitigate much of this increase, and so one of the strategies has to be that as the dollar continues to weaken against the Euro, the Australian dollar and other currencies, I think it is reasonable for us where there’s a third-party vendor involved, to go back to that vendor and ask that they share this apparent windfall by a reduction in local currency pricing to bring it more in line with a consistent U.S. dollar price.

So I don’t know exactly what percent of gross margin it represents, but it is a truly measurable component, and one that we’re working very hard on.

Carlo Santarelli: Okay. That’s helpful. And then some forward-looking, I guess, more modeling type questions, tax rate going forward is 34% range, still something we should be thinking about? And maybe if you could help us out a little bit with some of the R&D and SG&A expenses going forward as you guys maybe think more about capital spending.

Coreen Sawdon: This is Coreen, I can comment on the tax rate. We’re looking at a tax rate of 35.25% to 35.5% for the fiscal ‘08 remainder of the year.

Carlo Santarelli: Okay.

Mark Yoseloff: Hopefully we can do better, but there’s a lot of — so many ins and outs now. As far as our operating expenses, I think we commented in the Q4 call that if one were to use our annualized — our Q4 SG&A number with a very, very modest, sort of cost of living increase for all of fiscal ‘08, that that would probably be a reasonable proxy in that category. As far as R&D spending, it’s relatively consistent quarter-by-quarter, in other words, there’s not a lot of ups and downs in the category, and so I think that the R&D spending across the year will probably be reasonably consistent with R&D spending in our Q1. All of that being said, the one area — we’re working hard, obviously to tighten down on all expenses, but as far as the use of money to fund relevant R&D, it is the life blood of the future, it’s the one area where I want to be very careful that we’re not short sighted at all.

Carlo Santarelli: Okay. Great. Thanks, guys.

Mark Yoseloff: Thanks.

Operator: Thank you. Our next question comes from Ryan Worst with Brean, Murray, Carret and Company. Please proceed with your question.

Ryan Worst: Thanks, guys, good afternoon.

Mark Yoseloff: Hey, Ryan.

Ryan Worst: Yes, just — Mark, on this Australian order, could you talk a little bit about the timing and kind of the mix between — well, obviously EGM are all sales, but on the ETS side, the mix between sales and leasing?

Mark Yoseloff: Yes, I’ll be happy to. First the timing is for deliveries over what looks like a 10 to 12-month period, beginning in March of this year. So this is steady deliveries from here till into our next fiscal year. It’s an entirely sale order, so the $14 million plus in revenue that I quoted earlier, in this case, is sale revenue with a club operator in Australia. And it is by far the largest order we have ever had. I think not only in the DTS category, but it may be the largest order all together, even including the largest shuffler order we have ever had in the past. You know, I — this is an interesting day, because we did have a loss in this quarter, it’s — it’s not good news, but I frankly would be doing cart wheels over this electronic seat order. This is an amazing order for us to have gotten, and we got 100% of the commitment from this particular customer. So we’re very excited by this Ryan.

Ryan Worst: So, Mark, would you book revenues, when those are delivered? And what about — what about margins? Is that going to be like a typical margin for those products?

Mark Yoseloff: Let me — the answer is yes, of course we book the revenue as we ship the units. And as far as margins, I think we have got reasonably good pricing. I don’t want to go in to all of the detail here. Give away all of our secrets, but, yes, I think the margins will be reasonably good. In other words, we didn’t have to deep discount this order in order to get this nice piece of business. It simply really was on the quality of the units. And hence, the margin should be at least consistent with our existing sale margins for E-seats.

Ryan Worst: Okay. And then, a little bit more on Stargames, it looks like, in this first quarter, it was really, the lowest in terms of sales — unit sales for both ETS and EGM, since the acquisition, so — I mean, could you comment there on the trends besides the one club order?

Mark Yoseloff: I’ll let Paul comment on that.

Paul Meyer: Yes, hi, Ryan.

Ryan Worst: Hey, Paul.

Paul Meyer: Yes, I don’t know that it was anything — the lowest in history, I think EGM sales in Q1 of ‘08 were relatively flat compared to Q1 of ‘07. And I think on ETS sales, at Stargames specifically, it’s probably a timing issue, the first quarter’s not a strong quarter for them. I think one of the reasons Mark provided the content he did for the club order is it’s all about timing. We actually have installed the first 20 seats of Vegas Star pursuant to that order, and so far the performance is fine. And the EGMs have already been delivered.

Mark Yoseloff: Just — let me just make one comment on that. Our first quarter is November, December, and January. As a result of that, in the U.S., we have three major holidays, Thanksgiving, Christmas, and New Years, and around the world we have two major holidays, Christmas and New Years. On top of that, November and December are typically months where our customers are out of capital. Their budget year starts in January, by the time they get to November, December, they simply don’t have any capital, and hence, historically, this has always been our absolutely weakest quarter. I think it’s actually a very positive sign that revenue was up, albeit very — by a very small amount, but revenue was up year-over-year, even though our selling was down intentionally. So we have actually — this whole issue of can recurring revenue overcome a decrease in sales? In Q1 it did. Because our Q1 of ‘08 exceeded in total dollars Q1 of ’07. Again, albeit only by a few hundred thousand dollars, but that was with a substantial reduction in sales and a more than compensating substantial increase of recurring revenue.

There are a lot of positive signals coming from this quarter, not — obviously, EPS is not one of them, but frankly, when I look at the texture of the quarter, and understand that it is our historically weakest, and frankly, look at how the rest of the year looks like it will play out, it looks pretty good.

Ryan Worst: Okay. And then one last question, I guess, for Coreen, is the stock compensation expense, is that a normal — a number we should use going forward?

Coreen Sawdon: It’s a little increased this quarter related to the severance package that we referred to.

Ryan Worst: Okay.

Coreen Sawdon: I would expect a slight down tick in that prospectively.

Ryan Worst: Okay. Thank you.

Coreen Sawdon: You’re welcome.

Operator: (OPERATOR INSTRUCTIONS) Our next question comes from Steve Wieczynski are Stifel Nicolaus. Please proceed with your question.

Steve Wieczynski: Hey, good afternoon guys. Just one question for you, more of a big-picture question. What are you guys seeing in terms of your customers and their spending patterns? And, in this type of economic environment? Is this something that — I think Mark, you kind of touched on this, in terms of — is this something that could actually help you in the long term as these guys get a little bit more conservative and go more towards a lease model?

Mark Yoseloff: Absolutely. In fact, we have had a real life example or two of that very recently. We had a customer here in Las Vegas who apparently intended to purchase some shufflers, and at the last minute told us that they didn’t want to make the capital commitment, and it’s going to be a continuing lease of shufflers. And I think that — in past calls I have made a couple of comments about this. First of all, I think from the perspective of those customers who have gone private, that although the return on invested capital on a purchase, say shuffler or table game is very good, on a lease it is infinite. Now you have combined that with the fact that just CapEx generally is becoming a more and more scarce commodity in the operator community, and our offering leasing terms on pretty much everything we have — in fact, on everything we have, I think is very timely, and you look at the increases — we talk about them sort of matter of factly, but recurring revenue is up 30% year-over-year and 8% sequentially. That’s pretty darn good, and I think all of these trends amongst our customers are really helping to drive this ability of us to get back to the recurring revenue model, and so, as I also said in the remarks, notwithstanding the fact that we will be selling a lot less and trying to lease a lot more, we anticipate revenues to exceed last year. I mean, that says that on the revenue side at least, we can overcome the decrease in sales by the end of this year.

These are very, very strong positives looking to ’09 and beyond, when we’re now looking at year-over-year comparisons to a fully lease centric model, and in that regard, we’re very positive right now.

Steve Wieczynski: Got you, thanks. And then it looks like in the key cities they didn’t repurchase any shares during the quarter. Is still debt reduction priority number one at this point where the stock is $8.00, $7.00, whatever it is.

Mark Yoseloff: We noticed — and by the way it’s still accretive to pay down debt it appears, more accretive, but you see that we have reduced debt both sequentially and year-over-year, despite the fact that we borrowed quite a bit of money to make the PGIC, TGD acquisition, which of course was very accretive for the first day. And again, had we not made that acquisition, our debt would be down significantly from a year ago and even sequentially.

Steve Wieczynski: Okay. Great. Thanks, guys.

Mark Yoseloff: Thanks.

Operator: Our next question comes from Todd Eilers with Roth Capital Partners. Please proceed with your question.

Todd Eilers: Hi, guys. How are you?

Mark Yoseloff: Good, Todd, how are you?

Todd Eilers: Doing alright. Just — most of my questions were answered, but just had one question regarding the iDeal shuffler. Can you maybe update us on where you are at with all of the regulatory approval for that, how many units you might have out right now and just in general, how that is being received by customers?

Mark Yoseloff: Sure. I’m going to let Paul handle that one.

Paul Meyer: Yes. Hi, Todd, how are you doing?

Todd Eilers: Doing alright, thanks.

Paul Meyer: As you know, the iDeal has been approved — GLI approved, which of course opens it up to another — a number of jurisdictions, including California tribal which is where the first action is. And there are other jurisdictions, as you probably know, where we operate where no formal approval required because this is associated equipment. Malaysia, for example, (inaudible) Macau, that’s the case. But typically we have a pretty standard rollout formula and approach for shuffler approvals. Right now we have our total installed base of iDeals, looks like 71 leased and 35 sold. So that would make it 106 total iDeals, which was up pretty substantially from where we were in Q4 which was 35.

Todd Eilers: Okay. That helps, thanks guys, that’s it.

Mark Yoseloff: Let me just comment quickly, you asked about customer reaction.

Todd Eilers: Yes.

Mark Yoseloff: It’s an amazing product, and the more that our customers either in some cases use it or in other cases have been looking at it, I think the more that these features become more and more relevant and frankly, I alluded to a new product that we’re going to be showing later this year, and because it integrates so well with the iDeal shuffler, I think it will be a great impetus for even more iDeal placements.

Todd Eilers: Okay. Great. Thanks, guys.

Mark Yoseloff: Thanks.

Operator: (OPERATOR INSTRUCTIONS) It seems we have a follow up from Ryan Worst. Please proceed with your question.

Ryan Worst: Thanks. Mark, one more question. It looks like you sold almost 500 shufflers in the quarter. I mean, are you still trying — I mean, is the objective here to lower that? Because — and get more of those customers to lease product or is that kind of like a — a number that you can’t really change at all to a leasing model?

Mark Yoseloff: Well, it depends on where geographically this takes place. I think we have done an excellent job in the U.S. of redirecting traffic in to some very, very attractive leases for us, nice — nice gross margins, good, profitable leases. When it comes to international placements, I think we have yet to lease the first shuffler in Macau, even though with have a thousand shufflers in Macau, and I think that trend will continue. We have, I think chatted with one operator about a lease in Macau, but that has not come to pass yet. And so, yeah, I mean, we’re going to sell shufflers, and I tell you, if you look at the — you look at the outlook for new openings in Macau, and you can start to peg when some of these larger quantities of shufflers are likely to be sold over there. There’s a couple of big openings coming up in the next 12 months, and so, those will be — those will be sales, I’m quite sure. 50% of the shuffler sale revenue in Q1 was international, for example.

Ryan Worst: Okay. Great. Thanks, Mark.

Mark Yoseloff: Thanks a lot.

Operator: There appear to be no further questions at that time.

Mark Yoseloff: I think — is there one more follow-up there?

Operator: Yes, there is. There is a follow-up question from Ralph Schackart with William Blair. Please proceed with your questions.

Ralph Schackart: Hey Mark, how are you?

Mark Yoseloff: Good, how are you doing?

Ralph Schackart: Good. I had a question for you; maybe you could give us a little bit more details on fiscal ‘09 when we see the transition back to recurring revenue. Is that a first half event, is that something exiting fiscal ‘09? And then, is that growth that you are driving based upon your discussions with the customers? Or is that, perhaps, just a little bit more of a slowdown in the one-time sales model. Just trying to understand that a little bit better. Thanks.

Mark Yoseloff: Alright. Well, I think first, in Q1, the increase in recurring revenue did, as I pointed out, slightly overcome a substantial decrease in sale revenue. I hope that trend continues. Now, in a couple — some quarters, we’re going to have some big international shuffler sale or something, which will drive more revenue, but by and large, and I think — hopefully closer to our entry point in ‘09, we should much more consistently have overcome the decrease in sales, which frankly started about a year ago, and so, I’m not going to commit to that today, and hence, I said during ‘09, but certainly, I am hopeful that it may be even from the outset of the year. I am not committing to that, however.

And I think if we were to offer sales inducements to customers, of the sort that we did in ’05, ’06, when there was severe pressure from customers on the sales side, we would still continue to be having more sales even with tightening CapEx, because frankly, a customer knows a bargain when they see it. Frankly, what we have done instead is, we haven’t lowered lease prices, we simply raised sales prices, and we’re not offering concessions on sale prices, and so we’re directing traffic. I think if we went back to — if there was enough pressure brought to bear over a small company, hopefully we could hold the line, but I know in the past we were pushed in to a sale mode. So it’s a mix of these two, Ralph. And my belief right now is that our customers are happy to lease because capital is tight, and we’re happy to lease, because in the long run it’s more profitable for us, and more predictable.

Ralph Schackart: Great. That would helpful. Thank you, Mark.

Mark Yoseloff: Thanks.

Operator: There are no further questions at in the queue at this time. I would like to turn it over to Mr. Yoseloff for any closing comments.

Mark Yoseloff: Well, I would like to thank everyone for their understanding of our pursuit of our strategy and our continued pursuit and focused pursuit. I want to thank you all for joining us on the call, and I look forward to speaking to everyone on our second quarter call, and with that I’m going to close the call.  Thank you.

Operator: Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.